Exhibit 32.1

CERTIFICATION

Pursuant to 18 U.S.C. 1350, Nathan Zommer, the Chief Executive Officer of IXYS Corporation (the “Company”), and Uzi Sasson, the Chief Financial Officer of the Company, each hereby certifies that, to his knowledge:

1. The Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2016, to which this Certification is attached as Exhibit 32.1 (the “Periodic Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2. The information contained in the Periodic Report fairly presents, in all material respects, the financial condition of the Company at the end of the periods covered by the Periodic Report and the results of operations of the Company for the periods covered by the Periodic Report.

Dated: August 2, 2016

/s/ Nathan Zommer
Nathan Zommer
Chief Executive Officer

/s/ Uzi Sasson
Uzi Sasson
Chief Financial Officer